Exhibit 99.01

Press Release
www.shire.com

Shire Receives VYVANSE® Paragraph IV Notice Letter

Dublin, Ireland – May 19, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that its subsidiary Shire LLC has received a Paragraph IV Notice Letter from Sandoz Inc. (“Sandoz”) advising of the filing of an Abbreviated New Drug Application (“ANDA”) for a generic version of all strengths of lisdexamfetamine dimesylate capsules, VYVANSE.  This is the first Paragraph IV Notice Letter directed to VYVANSE received by the company.

VYVANSE is protected by sixteen FDA Orange Book listed patents, all of which expire in 2023.

Shire is currently reviewing the details of Sandoz’s Paragraph IV Notice Letter, which was directed to all of the patents listed in the Orange Book.

Under the Hatch-Waxman Act, Shire has 45 days from the receipt of the Notice Letter to determine if it will file a patent infringement suit.  If Shire brings suit pursuant to the Hatch-Waxman regulations, a 30-month stay of approval will be imposed by the FDA on Sandoz’s ANDA.

The Hatch-Waxman exclusivity period for VYVANSE runs until February 23, 2012.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Matthew Cabrey (mcabrey@shire.com)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX